CONSENT OF ROBERT SIM

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska, USA”, dated effective January 31, 2013 (the “Technical Report”).

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement (No. 333-185127) on Form S-3 and Registration Statement (No. 333-181020) on Form S-8, of references to my name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: February 12, 2013

/s/ Robert Sim
Name: Robert Sim